EXHIBIT 99C
Exhibit C
Agreement

AGREEMENT
          This Agreement (“Agreement”) is made and entered into effective as of November 3, 2005, by and among Louis A. Waters, as Managing General Partner, Allied Trust, the WBW Trust, the DEW Trust, the DPW Trust and Patrick T. Conroy, as Non-Managing General Partners, and Otto Group, B.V. and the W.A. Moncrief, Jr. Trust, as Limited Partners (collectively, the “Partners” or individually, the “Partner”) of Houston Post Oak Partners, Ltd., a Texas limited partnership (the “Partnership”).
WITNESSETH:
          WHEREAS, the Partnership is governed by the terms and conditions of that certain Agreement of Limited Partnership of Houston Post Oak Partners, Ltd., effective as of May 22, 1998, as amended by that certain First Amendment to Agreement of Limited Partnership, dated effective March 1, 2004 (collectively, the “Partnership Agreement”);
          WHEREAS, the Partnership is liquidating in accordance with the Partnership Agreement; and
          WHEREAS, the Partners desire to confirm their agreements as regards the public sale in compliance with SEC Rule 144 by the Partners of 1,200,000 shares of Team, Inc. common stock (“Team Shares”) distributed to them pursuant to the liquidation.
          NOW, THEREFORE, in consideration of the premises, the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
     1. The Team Shares shall be divided into two Tranches: Tranche A, comprising an aggregate of 700,000 shares, and Tranche B, comprising an aggregate of 500,000 shares. The Partners further acknowledge and agree that they must aggregate their sales of such Team Shares comprising Tranche A for purposes of complying with the volume limitations under SEC Rule 144. This Agreement shall have a term (the “Term”) for a period of one calendar year beginning upon the date of distribution of Team Shares to each Partner.
     2. If any Partner desires to sell publicly any Tranche A Team Shares during the Term, then such Partner shall (i) open a brokerage account with Banc of America Securities LLC (the “Broker”), (ii) provide the Broker with a copy of this Agreement, and (iii) deposit such amounts of such Partner’s Tranche A Team Shares received upon liquidation of the Partnership in such account as necessary to cover proposed sales. Each Partner shall thereupon instruct the Broker to sell publicly up to a maximum equal to its percentage allocation, as indicated in the table below, of Tranche A Team Shares that may be publicly sold during any three-month period in accordance with the volume limitations set out in SEC Rule 144(e). Aggregated volume limitations for any three-month period shall be allocated among the Partners in accordance with the percentage allocation indicated below. Any Partner may combine his or its percentage allocation with that of another Partner upon their mutual agreement, without the consent of all Partners. In addition to any regular account statements produced by the Broker and provided to each of the Partners, the Partners shall instruct the Broker to provide each Partner, at or immediately prior to the beginning of each relevant three-month period, with a report indicating: (i) the cumulative total amount of Tranche A Team Shares sold to that date, (ii) the cumulative total amount of Tranche A Team Shares sold by each Partner to that date, (iii) the total amount of Tranche A Team Shares sold in the prior quarter, (iv) a breakdown of the number of shares sold by each Partner in the prior quarter, (v) the total amount of Tranche A Team Shares remaining in the Partners’ respective brokerage accounts, (vi) the total amount of Tranche A Team Shares that may be sold in the present quarter calculated based upon the volume limitations pursuant to SEC Rule 144(e), and (vii) the amount of Tranche A Team Shares that each Partner may sell in the present quarter in accordance with the percentage allocation as indicated in the table below. Upon the expiry of the Term, any Team Shares contributed by a Partner that remain unsold will be returned to the individual Partner. Each Partner will bear the costs associated with such Partner’s brokerage account and any sales of such Partner’s Team Shares.

Percentage
Allocation

Managing General Partner	33%
Non-Managing General Partners	33%
Otto Group, B.V.	17%
W.A. Moncrief, Jr. Trust	17%

Total	100%
     3. The Partners acknowledge and agree that any public sales of Team Shares distributed upon the liquidation of the Partnership will be effectuated in accordance with SEC Rule 144 and all applicable U.S. securities laws. The Partners agree that no sales of Team Shares shall be made until the expiry of the earlier to occur of (i) three calendar months from the date of the distribution, or (ii) receipt of advice from the issuer that a trading window has opened. The parties agree to maintain the information provided hereunder as confidential, and to use such information only for the purposes of compliance with this Agreement and for no other purpose.
     4. This Agreement constitutes the entire agreement of the Partners with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect to the subject matter hereof. This Agreement may be executed in multiple original counterparts, each of which having the force and effect of an original and the General Partner may attach signature pages from each of such counterpart to one instrument whereupon it will be deemed to be one complete original instrument. Further, execution and delivery of this Agreement by telecopy (i.e., facsimile signatures) will be effective as an original signed and delivered instrument.
[signature page follows]

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     This Agreement has been executed and approved by the Partners signing below as of the first date above written.

GENERAL PARTNER:

/s/ Louis A. Waters

LOUIS A. WATERS

NON-MANAGING GENERAL PARTNERS:

ALLIED TRUST

By:	/s/ Louis A. Waters, Jr.

Louis A. Waters, Jr., Trustee

THE WBW TRUST

By:	/s/ Louis A. Waters

Louis A. Waters, Trustee

THE DEW TRUST

By:	/s/ Louis A. Waters

Louis A. Waters, Trustee

THE DPW TRUST

By:	/s/ Louis A. Waters

Louis A. Waters, Trustee

/s/ Patrick T. Conroy

PATRICK T. CONROY

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LIMITED PARTNERS:

OTTO GROUP, B.V., formerly
OTTO INVESTMENTS, B.V.

By:	/s/ Daniel Zenaty

Daniel Zenaty, Power of Attorney

W.A. MONCRIEF, JR. TRUST

By:	/s/ W.A. Moncrief, Jr.

W. A. Moncrief, Jr., Trustee

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